Palmetto Bancshares, Inc. Reports Record Year

UPSTATE, SC - L. Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company of The Palmetto Bank, reported net income for the year ended December 31, 2006, of $15.2 million, up 11% over the previous year. Net income per diluted share reached $2.37, up 10% over the previous year's record earnings of $2.15 per diluted share. Total assets were $1.2 billion at year-end 2006, up 7% or $78.1 million over year-end 2005. For the year ended December 31, 2006, Palmetto Bancshares, Inc. produced a 16.03% return on shareholders' equity and a 1.37% return on assets.

Net income for the quarter ended December 31, 2006, was $4.1 million, a 16% increase over net income for the same three months of 2005. Net income per diluted share for the fourth quarter was $.63, a 15% increase over $.55 per share reported for the fourth quarter of 2005.

The year 2006 marked the twenty-fourth consecutive year in which Palmetto Bancshares, Inc. has increased the payment of dividends to shareholders. Cash dividends paid in 2006 were 11% higher when compared with 2005. Shareholders' equity ended the year at $100.4 million, a 13% increase over year-end 2005.

Total loans at December 31, 2006, increased 9% over the prior year to $947.6 million, while total deposits reached $1.0 billion, a 10% increase over the prior year. The Palmetto Bank reported total assets under management (including mortgage servicing and trust and investment group assets) of $1.9 billion as compared with $1.8 billion reported at the close of the year 2005.

Celebrating more than 100 years of service in the Upstate, The Palmetto Bank manages $1.9 billion in assets including Commercial Banking, Trust and Investment Group and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 32 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.